Exhibit 99.1

SANUWAVE HEALTH COMPLETES ACQUISITION OF
THE WOUND CARE ASSETS OF CELULARITY

CONFERENCE CALL SCHEDULED FOR WEDNESDAY 1 P.M. EDT

SUWANEE, GA, August 10, 2020 - SANUWAVE Health, Inc. (OTCQB: SNWV) today announced that it has completed the acquisition of the wound care assets of Celularity, consisting of the UltraMIST® Ultrasound Healing Therapy assets and partnership rights for Celularity’s wound care biologic products.

The funding for the acquisition consisted of a mix of funded term debt, a seller note, and equity in the form of a private placement. The private placement generated gross proceeds of approximately $24 million through the issuance of 119,125,000 shares of common stock and accompanying warrants to purchase up to an equal number of shares of common stock at a purchase price of $0.20 per share of common stock and accompanying warrants. The warrants will be exercisable immediately at an exercise price of $0.25 per share and will expire three years after the date of issuance. Over 60% of the private placement was purchased by existing investors and insiders, and the remainder was purchased by certain healthcare focused institutional and accredited investors.

H.C Wainwright & Co. acted as the exclusive placement agent for the private placement. Lake Street Capital Markets acted as financial advisor for the acquisition and the private placement.

William Blair & Company acted as the sole placement agent of the debt financing.

The acquisition is expected to be a transformative event for SANUWAVE and represents a strategically and financially compelling growth opportunity for the company. The transaction broadens SANUWAVE’s addressable market and combines two highly complementary energy transfer technologies with two biologic skin substitute products to create a platform of scale with an end-to-end product offering in the advanced wound care market. Furthermore, it uniquely positions SANUWAVE to address the entire advanced wound care patient pathway from the initial stages of treatment to closure. The treatment combination of the UltraMIST® and the dermaPACE® System creates a significant opportunity to demonstrate improved patient outcomes over the current standard of care, initially for diabetic foot ulcers and across all wound indications in the future.

SANUWAVE will conduct an investor teleconference at 1:00 p.m. EDT on Wednesday, August 12, 2020. A separate press release will be issued providing the conference call information. More details regarding the acquisition and the future plans will be shared and detailed on the call.

About SANUWAVE Health, Inc.

SANUWAVE Health, Inc. (OTCQB:SNWV) (www.SANUWAVE.com) is a shockwave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE® technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is US FDA cleared for the treatment of Diabetic Foot Ulcers.  The device is also CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, South Korea, Australia and New Zealand. SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shockwave technology for non-medical uses, including energy, water, food and industrial markets.

About Celularity Inc.

Celularity, headquartered in Warren, N.J., is a clinical-stage cell therapeutics company delivering transformative allogeneic cellular therapies derived from the postpartum human placenta. Using proprietary technology in combination with its IMPACT™ platform, Celularity is the only company harnessing the purity and versatility of placental-derived cells to develop and manufacture innovative and highly scalable off-the-shelf treatments for patients with cancer, inflammatory, infectious, and age-related diseases. To learn more, please visit www.celularity.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of SANUWAVE Health, Inc. (the “Company”), its directors or its officers, including, without limitation, any statements regarding any expected benefits of the acquisition and its impact on the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Millennium Park Capital LLC
Christopher Wynne
312-724-7845
cwynne@mparkcm.com

SANUWAVE Health, Inc.
Kevin Richardson II
CEO and Chairman of the Board
978-922-2447
investorrelations@sanuwave.com